Exhibit 99

                                  Press Release


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                   [First Midwest Financial, Inc. Letterhead]



                                      FOR IMMEDIATE RELEASE
                                      ---------------------
                                      Contact: Investor Relations
                                      Telephone: 712.732.4117

              FIRST MIDWEST FINANCIAL, INC. ANNOUNCES COMPLETION OF
                            STOCK REPURCHASE PROGRAM


(Storm Lake, Iowa - July 31, 2002) First Midwest announces the completion of its current stock repurchase program in which 58,738 shares, or approximately 2.4 percent of its outstanding shares of common stock, were repurchased at an average price of $13.48 per share. The Company repurchased the shares at prevailing market prices since November 2001. Since initiating its first stock repurchase program in 1994, the Company has invested a total of $14.7 million in the repurchase of approximately 1,013,000 shares.

At June 30, 2002, assets of First Midwest totaled $586.6 million and shareholders' equity totaled $44.1 million, or $17.89 per common share outstanding. The stock of First Midwest Financial, Inc. trades on the Nasdaq National Market under the symbol "CASH".

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.